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                                                                       Exhibit 4

                              AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT


     This Amendment (the "Amendment"), dated as of April 8, 1997, is entered into by and between Tambrands Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of October 24, 1989 (the "Agreement");

     WHEREAS, the Company wishes to amend the Agreement; and

     WHEREAS, Section 27 of the Agreement provides, among other things, that the Company may supplement or amend the Agreement without the approval of any holders of Right Certificates in order to, inter alia, make any provision with respect to the Rights which the Company may deem necessary or desirable, any supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent.

     NOW, THEREFORE, the Agreement is hereby amended as follows:

     1. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

     2. Section 1(a) of the Agreement is amended to add the following sentence to the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, neither The Procter & Gamble Company ("P & G"), any subsidiary of P & G established to effect the Merger (as defined herein) (any such subsidiary being referred to herein as "Merger Sub") nor any Affiliate or Associate of P & G or Merger Sub shall be deemed to be an Acquiring Person as a result of the execution, delivery and performance under, or consummation of any one or more transactions (each, a "Permitted Event" and collectively, the "Permitted Events"), contemplated by the Agreement and Plan of Merger, dated as of April 8, 1997, as the same may be amended from time to time, by and among P & G, Merger Sub and the Company (the "Merger Agreement"), pursuant to which Merger Sub will be merged (the "Merger") with and into the Company. "Permitted Events" shall include, without
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  limitation, consummation of the Merger and consummation of the Offer (as defined in the Merger Agreement.)"

     3. Section 1(g) of the Agreement is amended to add the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, the commencement of the Offer, the acquisition of beneficial ownership of Common Shares of the Company pursuant to the Offer, the acquisition of beneficial ownership of Common Shares of the Company pursuant to the Merger and the consummation of any one or more of the Permitted Events shall not constitute or result in the occurrence of a Distribution Date."

     4. Section 7(a) of the Agreement is amended by (a) deleting the word "or" in the thirteenth line thereof, (b) substituting the word "or" for the period at the end of the paragraph and (c) adding the following clause to the end thereof:

     "(iv) the time immediately prior to the Effective Time (as such term is defined in the Merger Agreement), provided, however, that if the Merger contemplated by the Merger Agreement does not occur and the Merger Agreement is terminated, the Rights will remain exercisable until the earlier of (i), (ii) or
(iii) above, and the Rights shall not be deemed to be non-exercisable as a result of clause (iv)."

     5. Section 13 of the Agreement is amended to add the following at the beginning thereof: "Except for the Merger,"

     6. Section 25 of the Agreement is amended to add after the word merger in the twelfth line thereof ", other than the Merger,"

     7. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

     8. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

     9. This Amendment shall be effective as of the date first above written, and, except as set forth herein, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

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     10.   This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

     TAMBRANDS INC.

         /s/ Bruce P. Garren
     By: _____________________________________________
           Name:  Bruce P. Garren
           Title:  Vice President --
             General Counsel

     FIRST CHICAGO TRUST
        COMPANY OF NEW YORK

         /s/ James R. Kuzmich
     By: _____________________________________________
           Name:  James R. Kuzmich
           Title:  Assistant Vice President

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